Exhibit 10.277

Texas

Loan No. 341018

RECORDING REQUESTED BY

WHEN RECORDED MAIL TO

The Northwestern Mutual Life Ins. Co.

720 East Wisconsin Avenue - Rm N16WC

Milwaukee, WI 53202

Attn: Catherine L. Delano

SPACE ABOVE THIS LINE FOR RECORDER'S USE

This instrument was prepared by James L. McFarland, Attorney, for The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, WI, 53202.

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

DEED OF TRUST and SECURITY AGREEMENT

THIS DEED OF TRUST and SECURITY AGREEMENT is made as of the 22nd day of October, 2015 between BR CARROLL KELLER CROSSING, LLC, a Delaware limited liability company, whose mailing address is c/o Carroll Organization, 3340 Peachtree Road NE, Suite 2250, Atlanta, GA, 30326, Attn: Eddy Chan, herein (said Grantor/Trustor, whether one or more in number) called "Grantor", and KEVIN L. WESTRA, whose mailing address is 15455 Dallas Parkway, Suite 1080, Addison, TX, 75001, herein called "Trustee", and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, whose mailing address is 720 E. Wisconsin Avenue, Milwaukee, WI, 53202, herein called "Beneficiary":

WITNESSETH, That Grantor, in consideration of the indebtedness herein mentioned, does hereby irrevocably bargain, sell, grant, transfer, assign and convey unto Trustee, in trust, with power of sale and right of entry and possession, the following property (herein referred to as the "Property"):

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A.	The land in the City of Fort Worth, County of Tarrant, State of Texas, described in Exhibit "A" attached hereto and incorporated herein (the "Land");

B.	All easements, appurtenances, tenements and hereditaments belonging to or benefiting the Land, including but not limited to all waters, water rights, water courses, all ways, trees, rights, liberties and privileges;

C.	All improvements to the Land, including, but not limited to, all buildings, structures and improvements now existing or hereafter erected on the Land (the "Improvements"); all fixtures and equipment of every description belonging to Grantor which are or may be placed or used upon the Land or attached to the buildings, structures or improvements, including, but not limited to, all engines, boilers, elevators and machinery, all heating apparatus, electrical equipment, air-conditioning and ventilating equipment, water and gas fixtures, and all furniture and easily removable equipment; all of which, to the extent permitted by applicable law, shall be deemed an accession to the freehold and a part of the realty as between the parties hereto; and

D.	Grantor's interest in all articles of personal property of every kind and nature whatsoever, including, but not limited to all carpeting, draperies, ranges, microwave ovens, refrigerators, dishwashers, easily removable equipment and fixtures, furniture, and dehumidification equipment, now or hereafter located upon the Land or in or on the buildings and improvements and now owned or leased by Grantor or hereafter acquired or leased by Grantor.

Grantor agrees not to sell, transfer, assign or remove anything described in B, C and D above now or hereafter located on the Land without prior written consent from Beneficiary unless (i) such action does not constitute a sale or removal of any buildings or structures or the sale or transfer of waters or water rights and (ii) such action results in the substitution or replacement with similar items of equal value.

Without limiting the foregoing grants, Grantor hereby pledges to Beneficiary, and grants to Beneficiary a security interest in, all of Grantor's present and hereafter acquired right, title and interest in and to the Property and any and all

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E.	cash and other funds now or at any time hereafter deposited by or for Grantor on account of tax, special assessment, replacement or other reserves required to be maintained pursuant to the Loan Documents (as hereinafter defined) with Beneficiary or a third party, or otherwise deposited with, or in the possession of, Beneficiary pursuant to the Loan Documents; and

F.	surveys, soils reports, environmental reports, guaranties, warranties, architect's contracts, construction contracts, drawings and specifications, applications, permits, surety bonds and other contracts relating to the acquisition, design, development, construction and operation of the Property; and

G.	accounts, chattel paper, deposit accounts, instruments, equipment, inventory, documents, general intangibles, letter-of-credit rights, investment property and all other personal property of Grantor, (including, without limitation, any and all rights in the property name "The Sovereign") and

H.	present and future rights to condemnation awards, insurance proceeds or other proceeds at any time payable to or received by Grantor on account of the Property or any of the foregoing personal property.

All personal property hereinabove described is hereinafter referred to as the "Personal Property".

If any of the Property is of a nature that a security interest therein can be perfected under the Uniform Commercial Code, this instrument shall constitute a security agreement and financing statement if permitted by applicable law and Grantor authorizes Beneficiary to file a financing statement describing such Property and, at Beneficiary's request, agrees to join with Beneficiary in the execution of any financing statements and to execute any other instruments that may be necessary or desirable, in Beneficiary's determination, for the perfection or renewal of such security interest under the Uniform Commercial Code.

TO HAVE AND TO HOLD the same unto Trustee for the purpose of securing:

(a) Payment to the order of Beneficiary of the indebtedness evidenced by that certain Promissory Note of even date herewith (and any restatement, extension or renewal thereof and any amendment thereto) executed by Grantor for the principal sum of TWENTY-EIGHT MILLION EIGHT HUNDRED EIGHTY THOUSAND DOLLARS, with final maturity no later than November 10, 2022 and with interest as therein expressed (which Promissory Note, as such instrument may be amended, restated, renewed and extended, is hereinafter referred to as the "Note"), it being recognized that the funds may not have been fully advanced as of the date hereof but may be advanced in the future in accordance with the terms of a written contract; and

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(b) Payment of all sums that may become due Beneficiary under the provisions of, and the performance of each agreement of Grantor contained in, the Loan Documents.

"Loan Documents" means this instrument, the Note, that certain Loan Application dated September 30, 2015 from Grantor to Beneficiary and that certain acceptance letter issued by Beneficiary dated October 22, 2015 (together, the "Commitment"), that certain Absolute Assignment of Leases and Rents of even date herewith between Grantor and Beneficiary (the "Absolute Assignment"), that certain Certification of Borrower of even date herewith, any other supplements and authorizations required by Beneficiary and any other agreement entered into or document executed by Grantor and delivered to Beneficiary in connection with the indebtedness evidenced by the Note, except for that certain Environmental Indemnity Agreement of even date herewith given by Carroll Multifamily Real Estate Fund III, LP, a Delaware limited partnership, (the "Carroll Principal") and Bluerock Residential Growth REIT, Inc., a Maryland corporation, (the "BR Principal") (the Carroll Principal and the BR Principal are herein collectively referred to as the "Principals") and Grantor to Beneficiary (the "Environmental Indemnity Agreement"), as any of the foregoing may be amended from time to time.

TO PROTECT THE SECURITY OF THIS DEED OF TRUST, GRANTOR COVENANTS AND AGREES:

Payment of Debt. Grantor agrees to pay the indebtedness hereby secured (the "Indebtedness") promptly and in full compliance with the terms of the Loan Documents.

Ownership. Grantor represents that it owns the Property and has good and lawful right to convey the same and that the Property is free and clear from any and all encumbrances whatsoever, except as appears in the title policy accepted by Beneficiary on the Loan Closing Date (as defined in the Commitment). Grantor does hereby forever warrant and shall forever defend the title and possession thereof against the claims of any and all persons whomsoever.

Maintenance of Property and Compliance with Laws. Grantor agrees to keep the buildings and other improvements now or hereafter erected on the Land in good condition and repair; not to commit or suffer any physical waste; to comply with all laws, rules and regulations affecting the Property; and, subject to the rights of tenants under any leases of the Property, to permit Beneficiary to enter at all reasonable times for the purpose of inspection and of conducting, in a reasonable and proper manner, such tests as Beneficiary determines to be necessary in order to monitor Grantor's compliance with applicable laws and regulations regarding hazardous materials affecting the Property.

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Tenants Using Chlorinated Solvents. Grantor agrees not to lease any of the Property, without the prior written consent of Beneficiary, to (i) dry cleaning operations that perform dry cleaning on site with chlorinated solvents or (ii) any other tenants that use chlorinated solvents in the operation of their businesses.

Business Restriction Representation and Warranty. Grantor represents and warrants that each of Grantor, all persons and entities owning (directly or indirectly) more than a 5% ownership interest in Grantor, and the Principals: (i) is not, and shall not become, a person or entity with whom Beneficiary is restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not, and shall not become, a person or entity with whom Beneficiary is restricted from doing business under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder; and (iii) is not knowingly engaged in, and shall not knowingly engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) or (ii) above.

Insurance. Grantor agrees to keep the Property insured for the protection of Beneficiary and Beneficiary's wholly owned subsidiaries and agents in such manner, in such amounts and in such companies as Beneficiary may from time to time approve provided that such insurance, such amounts, and such companies are required by other institutional lenders for similar properties, and to keep the policies therefor (or certified copies thereof), properly endorsed, on deposit with Beneficiary, or at Beneficiary's option, to keep evidence of insurance acceptable to Beneficiary evidencing all insurance coverages required hereunder on deposit with Beneficiary, which evidence shall reflect at least thirty (30) days notice of cancellation to Beneficiary and shall list Beneficiary as the certificate holder or as a similar additional interest with Beneficiary's correct mailing address and the loan number assigned to the loan (341018); if Grantor requests Beneficiary to accept a different form of evidence, Beneficiary shall not unreasonably withhold its consent, provided, a copy of a standard mortgagee endorsement in favor of Beneficiary stating that the insurer shall provide at least thirty (30) days notice of cancellation to Beneficiary accompanies such evidence. Grantor shall furnish Beneficiary with renewals of all applicable insurance evidence no later than the actual insurance expiration date.

COLLATERAL PROTECTION INSURANCE NOTICE.  TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (A) GRANTOR IS REQUIRED TO: (i) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT BENEFICIARY SPECIFIES; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME BENEFICIARY AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) GRANTOR MUST, IF REQUIRED BY BENEFICIARY, DELIVER TO BENEFICIARY A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) IF GRANTOR FAILS TO MEET ANY REQUIREMENT LISTED HEREIN, BENEFICIARY MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF GRANTOR AT GRANTOR'S EXPENSE.

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If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Grantor shall give prompt written notice thereof to Beneficiary. Following the occurrence of a casualty, Grantor, subject to receipt of insurance proceeds, shall promptly proceed to restore, repair, replace or rebuild the Improvements to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law. Except as provided below, insurance loss proceeds from all property insurance policies, whether or not required by Beneficiary (less expenses of collection) shall, at Beneficiary's option, be applied on the Indebtedness, whether due or not, or to the restoration of the Property, or be released to Grantor, but such application or release shall not cure or waive any default under any of the Loan Documents. If Beneficiary elects to apply the insurance loss proceeds on the Indebtedness, no prepayment fee shall be due thereon.

Notwithstanding the foregoing, Beneficiary agrees that if the insurance loss proceeds are less than the unpaid principal balance of the Note and if the casualty occurs prior to the last year of the term of the Note and restoration of the Property can be completed prior to the end of the term of the Note, then the insurance loss proceeds (less expenses of collection, if any, actually incurred by Beneficiary) shall be applied to restoration of the Property to its condition prior to the casualty, subject to satisfaction of the following conditions:

(a)	There is no existing Event of Default at the time of casualty.

(b)	The casualty insurer has not denied liability for payment of insurance loss proceeds to Grantor as a result of any act, neglect, use or occupancy of the Property by Grantor or any tenant of the Property.

(c)	Beneficiary shall be reasonably satisfied that all insurance loss proceeds so held, together with supplemental funds to be made available by Grantor, if any, shall be sufficient to complete the restoration of the Property. Any remaining insurance loss proceeds shall be released to Grantor.

(d)	If required by Beneficiary, Beneficiary shall be furnished a satisfactory report addressed to Beneficiary from an environmental engineer or other qualified professional satisfactory to Beneficiary to the effect that no adverse environmental impact to the Property resulted from the casualty.

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(e)	Beneficiary shall release casualty insurance proceeds as restoration of the Property progresses provided that Beneficiary is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no Non-Monetary Default (as hereinafter defined) under the Loan Documents with respect to which Beneficiary shall have given Grantor notice pursuant to the "Notice of Default" provision herein and no Monetary Default (as hereinafter defined). If Beneficiary shall give Grantor notice of a Non-Monetary Default or a Monetary Default shall occur, Beneficiary shall have no further obligation to release insurance loss proceeds hereunder unless such default is cured within the cure period set forth in the "Notice of Default" provision herein. If the estimated cost of restoration exceeds $500,000.00, (i) the drawings and specifications for the restoration shall be approved by Beneficiary (in its reasonable discretion) in writing prior to commencement of the restoration, and (ii) Beneficiary shall receive an administration fee equal to one-half percent (0.5%) of the cost of restoration.

(f)	Prior to each release of funds, Grantor shall obtain for the benefit of Beneficiary an endorsement to Beneficiary's title insurance policy insuring Beneficiary's lien as a first and valid lien on the Property subject only to liens and encumbrances theretofore approved by Beneficiary.

(g)	Grantor shall pay all costs and expenses actually incurred by Beneficiary, including, but not limited to, reasonable outside legal fees, title insurance costs, third-party disbursement fees, third-party engineering reports and inspections deemed necessary by Beneficiary.

(h)	All reciprocal easement and operating agreements benefiting the Property, if any, shall remain in full force and effect between the parties thereto on and after restoration of the Property.

(i)	Beneficiary shall be reasonably satisfied that the Property, when restored to its condition prior to the casualty, can be leased at rental amounts equal to or greater to those in place prior to the casualty to former tenants or new tenants.

Condemnation. Grantor hereby assigns to Beneficiary (i) any award and any other proceeds resulting from damage to, or the taking of, all or any portion of the Property, and (ii) the proceeds from any sale or transfer in lieu thereof (collectively, "Condemnation Proceeds") in connection with condemnation proceedings or the exercise of any power of eminent domain or the threat thereof (hereinafter, a "Taking"); the Condemnation Proceeds, may, at Beneficiary's option, be applied on the Indebtedness, whether due or not, or be released to Grantor, but such application or release shall not cure or waive any default under any of the Loan Documents unless such application or release is in accordance with the provisions of the Loan Documents and in fact cures an existing default.

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Notwithstanding the foregoing, if the Condemnation Proceeds are less than the unpaid principal balance of the Note and the Taking occurs prior to the last year of the term of the Note and restoration of the Property can be completed prior to the end of the term of the Note, such Condemnation Proceeds (less expenses of collection) shall be applied to restoration of the Property to substantially the same condition as existed prior to the Taking, provided that restoration or replacement of the Improvements to their functional and economic utility prior to the Taking is possible and further subject to satisfaction of the following conditions:

(a)	There is no existing Event of Default at the time of the Taking.

(b)	Beneficiary shall be reasonably satisfied that all Condemnation Proceeds so held, together with supplemental funds to be made available by Grantor, if any, shall be sufficient to complete the restoration of the Property. Any remaining Condemnation Proceeds shall be released to Grantor.

(c)	If required by Beneficiary, Beneficiary shall be furnished a satisfactory report addressed to Beneficiary from an environmental engineer or other qualified professional satisfactory to Beneficiary to the effect that no adverse environmental impact to the Property resulted from the Taking.

(d)	Beneficiary shall release Condemnation Proceeds as restoration of the Property progresses provided that Beneficiary is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no Non-Monetary Default under the Loan Documents with respect to which Beneficiary shall have given Grantor notice pursuant to the "Notice of Default" provision herein and no Monetary Default. If Beneficiary shall give Grantor notice of a Non-Monetary Default or a Monetary Default shall occur, Beneficiary shall have no further obligation to release Condemnation Proceeds hereunder unless such default is cured within the cure period set forth in the "Notice of Default" provision contained herein. If the estimated cost of restoration exceeds $500,000.00, (i) the drawings and specifications for the restoration shall be approved by Beneficiary (in its reasonable discretion) in writing prior to commencement of the restoration, and (ii) Beneficiary shall receive an administration fee equal to one-half percent (0.5%) of the cost of restoration.

(e)	Prior to each release of funds, Grantor shall obtain for the benefit of Beneficiary an endorsement to Beneficiary's title insurance policy insuring Beneficiary's lien as a first and valid lien on the Property subject only to liens and encumbrances theretofore approved by Beneficiary.

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(f)	Grantor shall pay all costs and expenses actually incurred by Beneficiary, including, but not limited to, reasonable outside legal fees, title insurance costs, third-party disbursement fees, third-party engineering reports and inspections deemed necessary by Beneficiary.

(g)	All reciprocal easement and operating agreements benefiting the Property, if any, shall remain in full force and effect between the parties thereto on and after restoration of the Property.

(h)	Beneficiary shall be reasonably satisfied that the Property, when restored to its condition prior to the Taking, can be leased at rental amounts equal to or greater to those in place prior to the Taking to former tenants or new tenants.

Taxes and Special Assessments. Grantor agrees to pay before delinquency all taxes and special assessments of any kind that have been or may be levied or assessed against the Property, this instrument, the Note or the Indebtedness, or upon the interest of Trustee or Beneficiary in the Property, this instrument, the Note or the Indebtedness, and to procure and deliver to Beneficiary within 30 days after Beneficiary shall have given a written request to Grantor, the official receipt of the proper officer showing timely payment of all such taxes and assessments; provided, however, that Grantor shall not be required to pay any such taxes or special assessments if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and Grantor pays all amounts in dispute to the taxing authority while the dispute is ongoing or, if the amount in dispute exceeds $250,000.00, deposits with Beneficiary in escrow funds sufficient to satisfy the contested amount.

Personal Property. With respect to the Personal Property, Grantor hereby represents, warrants and covenants as follows:

(a)          Except for the security interest granted hereby, the rights of tenants leasing any items of Personal Property, and, if any item of Personal Property is leased by Grantor, the rights of any landlord thereof, Grantor is, and as to portions of the Personal Property to be acquired after the date hereof will be, the sole owner of the Personal Property, free from any lien, security interest, encumbrance or adverse claim thereon of any kind whatsoever. Grantor shall notify Beneficiary of, and shall indemnify and defend Beneficiary and the Personal Property against, all claims and demands of all persons at any time claiming the Personal Property or any part thereof or any interest therein.

(b)          Except as otherwise provided above and in connection with the exercise by Grantor of its one-time transfer right pursuant to the provision hereof entitled "Prohibition on Transfer/One-Time Transfer", Grantor shall not lease, sell, convey or in any manner transfer the Personal Property without the prior consent of Beneficiary.

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(c)          Grantor is a limited liability company organized under the laws of the State of Delaware. Until the Indebtedness is paid in full, Grantor (i) shall not change its legal name without providing Beneficiary with thirty (30) days prior written notice; (ii) shall not change its state of organization; and (iii) shall preserve its existence and shall not, in one transaction or a series of transactions, merge into or consolidate with any other entity.

(d)          At the request of Beneficiary, Grantor shall join Beneficiary in executing one or more financing statements and continuations and amendments thereof pursuant to the Uniform Commercial Code in form satisfactory to Beneficiary, and Grantor shall pay the cost of filing the same in all public offices wherever filing is deemed by Beneficiary to be necessary or desirable. Grantor shall also, at Grantor's expense, take any and all other action requested by Beneficiary to perfect Beneficiary's security interest under the Uniform Commercial Code with respect to the Personal Property, including, without limitation, exercising Grantor's commercially reasonable efforts to obtain any consents, agreements or acknowledgments required of third parties to perfect Beneficiary's security interest in Personal Property consisting of deposit accounts, letter-of-credit rights, investment property, and electronic chattel paper.

Other Liens. Grantor agrees to keep the Property and any Personal Property free from all other liens either prior or subsequent to the lien created by this instrument. The (i) creation of any other lien on any portion of the Property or on any Personal Property, whether or not prior to the lien created hereby, (ii) assignment or pledge by Grantor of its revocable license to collect, use and enjoy rents and profits from the Property, or (iii) granting or permitting of a security interest in or other encumbrance on the direct or indirect ownership interests in Grantor, shall constitute a default under the terms of this instrument; except that upon written notice to Beneficiary, Grantor may proceed to contest in good faith and by appropriate proceedings any mechanics liens, tax liens or judgment liens with respect to the Property or any Personal Property, provided such contest is performed by Grantor in accordance with applicable law and, if such lien is a tax lien, Grantor pays all amounts in dispute to the taxing authority while the dispute is ongoing or, if the amount in dispute exceeds $250,000.00, deposits with Beneficiary in escrow funds sufficient to satisfy the contested amount, or, if such lien is a mechanic's lien or judgment lien and the amount in dispute exceeds $250,000.00, Grantor deposits with Beneficiary in escrow funds sufficient to satisfy the contested amount or bonds over the disputed mechanic's lien or judgment lien in accordance with applicable law as may be required by Beneficiary.

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Indemnification, Duty to Defend and Costs, Fees and Expenses. In addition to any other indemnities contained in the Loan Documents, Grantor shall indemnify, defend and hold Beneficiary harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including, but not limited to, costs of title evidence and endorsements to Beneficiary's title insurance policy with respect to the Property and reasonable attorney fees and other costs of defense) of this trust which may be imposed upon, incurred by or asserted against Beneficiary, whether or not any legal proceeding is commenced with regard thereto, in connection with: (i) the enforcement of any of Beneficiary's or Trustee's rights or powers under the Loan Documents; (ii) the interpretation of any of the terms and conditions of the Loan Documents, (iii) the protection of Beneficiary's interest in the Property; or (iv) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on any sidewalk, curb, parking area, space or street located adjacent thereto other than in connection with any such matters arising out of the gross negligence or willful misconduct of Beneficiary while Beneficiary's employees, agents, or representatives are present on the Property, for which no indemnification will be applicable. If any claim or demand is made or asserted against Beneficiary by reason of any event as to which Grantor is obligated to indemnify or defend Beneficiary, then, upon demand by Beneficiary, Grantor, at Grantor's sole cost and expense, shall defend such claim, action or proceeding in Beneficiary's name, if necessary, by such attorneys as Beneficiary shall approve. Notwithstanding the foregoing, Beneficiary may, in Beneficiary's sole discretion, engage its own attorneys to defend it or assist in its defense and Grantor shall pay the reasonable fees and disbursements of such attorneys.

Failure of Grantor to Act. If Grantor fails to make any payment or do any act as herein provided, Beneficiary or Trustee may, without obligation to do so, without notice to or demand upon Grantor and without releasing Grantor from any obligation hereof: (i) make or do the same in such manner and to such extent as Beneficiary may deem necessary to protect the security hereof, Beneficiary or Trustee being authorized to enter upon the Property for such purpose; (ii) appear in and defend any action or proceeding purporting to affect the security hereof, or the rights or powers of Beneficiary or Trustee; (iii) pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of Beneficiary appears to be prior or superior hereto; and (iv) in exercising any such powers, pay necessary expenses, employ counsel and pay its reasonable fees. Sums so expended and all losses, liabilities, claims, damages, costs and expenses required to be reimbursed by Grantor to Beneficiary hereunder shall be payable by Grantor immediately upon demand with interest from date of expenditure or demand, as the case may be, at the Default Rate (as defined in the Note). All sums so expended or demanded by Beneficiary and the interest thereon shall be included in the Indebtedness and secured by the lien of this instrument.

Event of Default. Any default by Grantor in making any required payment of the Indebtedness or any default by Grantor in any provision, covenant, agreement, warranty or certification contained in any of the Loan Documents shall, except as provided in the two immediately succeeding paragraphs, constitute an "Event of Default".

Notice of Default. A default in any payment required in the Note or any other Loan Document, whether or not payable to Beneficiary, (a "Monetary Default") shall not constitute an Event of Default unless Beneficiary shall have given a written notice of such Monetary Default to Grantor and Grantor shall not have cured such Monetary Default by payment of all amounts in default (including payment of interest at the Default Rate, as defined in the Note, from the date of default to the date of cure on amounts owed to Beneficiary) within five (5) business days after the date on which Beneficiary shall have given such notice to Grantor.

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Any other default under the Note or under any other Loan Document (a "Non-Monetary Default") shall not constitute an Event of Default unless Beneficiary shall have given a written notice of such Non-Monetary Default to Grantor and Grantor shall not have cured such Non-Monetary Default within thirty (30) days after the date on which Beneficiary shall have given such notice of default to Grantor (or, if the Non-Monetary Default is not curable within such 30-day period, Grantor shall not have (i) diligently undertaken and continued to pursue the curing of such Non-Monetary Default and (ii) deposited an amount sufficient to cure such Non-Monetary Default in an escrow account satisfactory to Beneficiary).

In no event shall the notice and cure period provisions recited above constitute a grace period for the purposes of commencing interest at the Default Rate (as defined in the Note).

Substitution of Trustee. Beneficiary and its successors and assigns may for any reason and at any time, without cause, appoint one or more persons to serve as substitute Trustee(s) by written appointment delivered to such substitute Trustee(s) without notice to Grantor, without notice to, or the resignation or withdrawal by, the existing Trustee and without recordation of such written appointment unless notice or recordation is required by the laws of the jurisdiction in which the Property is located. Upon delivery of such appointment, the substitute Trustee(s) shall be vested with the same title and with the same powers and duties granted to the original Trustee.

Appointment of Receiver. Upon commencement of any proceeding to enforce any right under this instrument, including foreclosure thereof, Beneficiary (without limitation or restriction by any present or future law, without regard to the solvency or insolvency at that time of any party liable for the payment of the Indebtedness, without regard to the then value of the Property, whether or not there exists a threat of imminent harm, waste or loss to the Property and whether or not the same shall then be occupied by the owner of the equity of redemption as a homestead) shall have the absolute right to the appointment of a receiver of the Property and of the revenues, rents, profits and other income therefrom, and said receiver shall have (in addition to such other powers as the court making such appointment may confer) full power to collect all such income and, after paying all necessary expenses of such receivership and of operation, maintenance and repair of said Property, to apply the balance to the payment of any of the Indebtedness then due.

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Foreclosure. Upon the occurrence of an Event of Default, the entire unpaid Indebtedness shall, at the option of Beneficiary, become immediately due and payable for all purposes without any notice or demand, except as required by law (ALL OTHER NOTICE OF THE EXERCISE OF SUCH OPTION, INCLUDING WITHOUT LIMITATION NOTICE OF INTENT TO ACCELERATE, BEING HEREBY EXPRESSLY WAIVED), and Beneficiary may, in addition to exercising any rights it may have with respect to the Personal Property under the Uniform Commercial Code of the jurisdiction in which the Property is located, institute proceedings in any court of competent jurisdiction to foreclose this instrument as a mortgage, or to enforce any of the covenants hereof, or Trustee or Beneficiary may (without limiting their rights under the foregoing provisions or otherwise), either personally or by agent or attorney in fact, enter upon and take possession of the Property and may manage, rent or lease the Property or any portion thereof upon such terms as Beneficiary may deem expedient, and collect, receive and receipt for all rentals and other income therefrom and apply the sums so received as hereinafter provided in case of sale under Trustee's power of sale.

Trustee is hereby further authorized and empowered, to the extent permitted by applicable law, upon request of Beneficiary, to sell the Property, en masse or in separate parcels (as Trustee may think best), at public auction to the highest bidder for cash, with or without having taken possession of same. Any such sale (including notice thereof) shall comply with the applicable requirements, at the time of the sale, of any statute or statutes, if any, governing sales of real property under powers of sale conferred by deeds of trust in the jurisdiction in which the Property is located. If, at the time of the sale, there is no statute in force in the jurisdiction in which the Property is located that governs sales of real property under powers of sale conferred by deeds of trust, such sale shall comply with applicable law at the time of the sale. GRANTOR EXPRESSLY WAIVES ANY RIGHT TO A HEARING PRIOR TO SUCH SALE, TO THE EXTENT PERMITTED BY APPLICABLE LAW. At any time during the bidding, Trustee may require a bidding party (i) to disclose its full name, state and city of residence, occupation, and specific business office location, and the name and address of the principal the bidding party is representing (if applicable), and (ii) to demonstrate reasonable evidence of the bidding party's financial ability (or, if applicable, the financial ability of the principal of such bidding party), as a condition to the bidding party submitting bids at the foreclosure sale. If any such bidding party (the "Questioned Bidder") declines to comply with the Trustee's requirement in this regard, or if such Questioned Bidder does respond but the Trustee, in Trustee's sole and absolute discretion, deems the information or the evidence of the financial ability of the Questioned Bidder (or, if applicable, the principal of such bidding party) to be inadequate, then the Trustee may continue the bidding with reservation; and in such event (A) the Trustee shall be authorized to caution the Questioned Bidder concerning the legal obligations to be incurred in submitting bids, and (B) if the Questioned Bidder is not the highest bidder at the sale, or if having been the highest bidder the Questioned Bidder fails to deliver the cash purchase price payment promptly to the Trustee, all bids by the Questioned Bidder shall be null and void. Trustee may, in Trustee's sole and absolute discretion, determine that a credit bid may be in the best interest of the Grantor and Beneficiary, and elect to sell the mortgaged Property for credit or for a combination of cash and credit; provided, however, that the Trustee shall have no obligation to accept any bid except an all cash bid. In the event the Trustee requires a cash bid and cash is not delivered within a reasonable time after conclusion of the bidding process, as specified by the Trustee, but in no event later than 3:45 p.m. local time on the day of sale, then said contingent sale shall be null and void, the bidding process may be recommenced, and any subsequent bids or sale shall be made as if no prior bids were made or accepted. Upon any foreclosure sale or sales of all or any portion of the Property under the power of sale herein granted, Beneficiary may bid for and purchase the Property and shall be entitled to apply all or any part of the Indebtedness as a credit to the purchase price.

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After any sale under Trustee's power of sale pursuant to the immediately preceding paragraph, Trustee shall make good and sufficient deeds, assignments, and other conveyances to the purchaser or purchasers thereunder in the name of Grantor, conveying the Property or any part thereof so sold to the purchaser or purchasers with general warranty of title by Grantor. The legal holder of the Indebtedness may purchase the Property or any part thereof, and it shall not be obligatory upon the purchasers at any such sale to see to the application of the purchase money. It is agreed that in any deeds, assignments or other conveyances given by Trustee, any and all statements of fact or other recitals therein made as to any act or thing having been duly done by or on behalf of Beneficiary or by or on behalf of Trustee, shall be taken by all courts of law and equity as prima facie evidence that such statements or recitals are true, correct, and complete facts. Trustee shall, out of the proceeds or avails of such sale, after first paying and retaining all fees, charges, costs of advertising the Property and of making said sale, and attorneys' fees, pay to Beneficiary or the legal holder of the Indebtedness the amount thereof, including all sums advanced or expended by Beneficiary or the legal holder of the Indebtedness, with interest from date of advance or expenditure at the Default Rate (as defined in the Note), rendering the excess, if any, as provided by law. Such sale or sales and said deed or deeds so made shall be a perpetual bar, both in law and equity, against Grantor and the heirs, successors and assigns of Grantor, and all other persons claiming the Property aforesaid, or any part thereof by, from, through or under Grantor.

In addition to the above remedies, it is agreed that upon the occurrence of an Event of Default, Beneficiary may, at its option, without demand or notice, request the Trustee, and the Trustee shall be, and is hereby authorized and empowered to proceed with foreclosure and sale of the Property by advertisement or in any manner provided by the laws of the state in which the Property is located in satisfaction of the item in default as if under a full foreclosure, but without declaring the unmatured portion of the Indebtedness due; such sale shall be made subject to the unmatured portion of the Indebtedness and it is agreed that such sale shall not in any manner affect the unmatured portion of the Indebtedness, but as to such unmatured portion, this instrument shall remain in full force and effect just as though no sale had been made under the provisions of this paragraph and it is further agreed that several sales may be made without exhausting the right of sale for any unmatured portion of the Indebtedness or for any future breach of the covenants, conditions or stipulations set out herein.

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Deficiency.

(A)	IN THE EVENT AN INTEREST IN ANY OF THE PROPERTY AND PERSONAL PROPERTY IS FORECLOSED UPON PURSUANT TO A JUDICIAL OR NONJUDICIAL FORECLOSURE SALE, GRANTOR AGREES THAT, NOTWITHSTANDING THE PROVISIONS OF SECTIONS 51.003, 51.004, AND 51.005 OF THE TEXAS PROPERTY CODE (AS THE SAME MAY BE AMENDED FROM TIME TO TIME), AND TO THE EXTENT PERMITTED BY LAW, BENEFICIARY SHALL BE ENTITLED TO SEEK A DEFICIENCY JUDGMENT FROM GRANTOR EQUAL TO THE DIFFERENCE BETWEEN THE AMOUNT OWING UNDER THE RECOURSE OBLIGATIONS (AS DEFINED IN THE NOTE) AND THE AMOUNT FOR WHICH THE PROPERTY AND PERSONAL PROPERTY WERE SOLD PURSUANT TO JUDICIAL OR NONJUDICIAL FORECLOSURE SALE. IN THE EVENT THAT BENEFICIARY FIRST OBTAINS A JUDGMENT AGAINST GRANTOR AND ANY OTHER PARTY OBLIGATED ON THE NOTE AND THEN JUDICIALLY FORECLOSES, BENEFICIARY SHALL BE ENTITLED TO ENFORCE THE JUDGMENT AGAINST GRANTOR OR SAID PARTY IN AN AMOUNT EQUAL TO THE DIFFERENCE BETWEEN THE AMOUNT OWING ON THE JUDGMENT AND THE AMOUNT FOR WHICH THE PROPERTY AND PERSONAL PROPERTY WERE SOLD PURSUANT TO A POST-JUDGMENT JUDICIAL FORECLOSURE SALE. GRANTOR EXPRESSLY RECOGNIZES THAT THIS SECTION CONSTITUTES A WAIVER OF THE ABOVE-CITED PROVISIONS OF THE TEXAS PROPERTY CODE WHICH WOULD OTHERWISE PERMIT GRANTOR AND OTHER PERSONS AGAINST WHOM RECOVERY OF DEFICIENCIES IS SOUGHT OR ANY GUARANTOR INDEPENDENTLY (EVEN ABSENT THE INITIATION OF DEFICIENCY PROCEEDINGS AGAINST THEM) TO PRESENT COMPETENT EVIDENCE OF THE FAIR MARKET VALUE OF THE PROPERTY AND PERSONAL PROPERTY AS OF THE DATE OF THE FORECLOSURE SALE AND OFFSET AGAINST ANY DEFICIENCY THE AMOUNT BY WHICH THE FORECLOSURE SALE PRICE IS DETERMINED TO BE LESS THAN SUCH FAIR MARKET VALUE. GRANTOR FURTHER RECOGNIZES AND AGREES THAT THIS WAIVER CREATES AN IRREBUTTABLE PRESUMPTION THAT THE FORECLOSURE SALE PRICE IS EQUAL TO THE FAIR MARKET VALUE OF THE PROPERTY AND PERSONAL PROPERTY FOR PURPOSES OF CALCULATING DEFICIENCIES OWED BY GRANTOR, ANY GUARANTOR, AND OTHERS AGAINST WHOM RECOVERY OF A DEFICIENCY IS SOUGHT.

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(B)	ALTERNATIVELY, IN THE EVENT THE WAIVER PROVIDED FOR IN (A) ABOVE IS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE UNENFORCEABLE, THE FOLLOWING SHALL BE THE BASIS FOR THE FINDER OF FACT'S DETERMINATION OF THE FAIR MARKET VALUE OF THE PROPERTY AND PERSONAL PROPERTY AS OF THE DATE OF THE FORECLOSURE SALE IN PROCEEDINGS GOVERNED BY SECTIONS 51.003, 51.004 AND 51.005 OF THE TEXAS PROPERTY CODE (AS AMENDED FROM TIME TO TIME): (I) THE PROPERTY AND PERSONAL PROPERTY SHALL BE VALUED IN AN "AS IS" CONDITION AS OF THE DATE OF THE FORECLOSURE SALE, WITHOUT ANY ASSUMPTION OR EXPECTATION THAT THE PROPERTY AND PERSONAL PROPERTY WILL BE REPAIRED OR IMPROVED IN ANY MANNER BEFORE A RESALE OF THE PROPERTY AND PERSONAL PROPERTY AFTER FORECLOSURE; (II) THE VALUATION SHALL BE BASED UPON AN ASSUMPTION THAT THE FORECLOSURE PURCHASER DESIRES A RESALE OF THE PROPERTY AND PERSONAL PROPERTY FOR CASH PROMPTLY (BUT NO LATER THAN TWELVE (12) MONTHS) FOLLOWING THE FORECLOSURE SALE; (III) ALL REASONABLE CLOSING COSTS CUSTOMARILY BORNE BY THE SELLER IN COMMERCIAL REAL ESTATE TRANSACTIONS SHOULD BE DEDUCTED FROM THE GROSS FAIR MARKET VALUE OF THE PROPERTY AND PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, BROKERAGE COMMISSIONS, TITLE INSURANCE, A SURVEY OF THE PROPERTY, TAX PRORATIONS, ATTORNEYS' FEES, AND MARKETING COSTS; (IV) THE GROSS FAIR MARKET VALUE OF THE PROPERTY AND PERSONAL PROPERTY SHALL BE FURTHER DISCOUNTED TO ACCOUNT FOR ANY ESTIMATED HOLDING COSTS ASSOCIATED WITH MAINTAINING THE PROPERTY AND PERSONAL PROPERTY PENDING SALE, INCLUDING, WITHOUT LIMITATION, UTILITIES EXPENSES, PROPERTY MANAGEMENT FEES, TAXES AND ASSESSMENTS (TO THE EXTENT NOT ACCOUNTED FOR IN (III) ABOVE), AND OTHER MAINTENANCE, OPERATIONAL AND OWNERSHIP EXPENSES; AND (V) ANY EXPERT OPINION TESTIMONY GIVEN OR CONSIDERED IN CONNECTION WITH A DETERMINATION OF THE FAIR MARKET VALUE OF THE PROPERTY AND PERSONAL PROPERTY MUST BE GIVEN BY PERSONS HAVING AT LEAST FIVE (5) YEARS EXPERIENCE IN APPRAISING PROPERTY SIMILAR TO THE PROPERTY AND PERSONAL PROPERTY AND WHO HAVE CONDUCTED AND PREPARED A COMPLETE WRITTEN APPRAISAL OF THE PROPERTY AND PERSONAL PROPERTY TAKING INTO CONSIDERATION THE FACTORS SET FORTH ABOVE.

Appraisement, Stay and Redemption Laws. Grantor expressly waives and relinquishes the benefit of all laws now existing or that may hereafter be enacted providing for any appraisement before sale of any of the Property, commonly known as Appraisement Laws, and also the benefit of all laws that may hereafter be enacted in any way extending the time for the enforcement or the collection of the Indebtedness, or creating or extending a period for redemption from any sale made to collect the Indebtedness, commonly known as Stay Laws and Redemption Laws.

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Prohibition on Transfer/One-Time Transfer. The present ownership and management of the Property is a material consideration to Beneficiary in making the loan secured by this instrument, and Grantor shall not (i) convey title to all or any part of the Property, (ii) enter into any contract to convey (land contract/installment sales contract/contract for deed) title to all or any part of the Property which gives a purchaser possession of, or income from, the Property prior to a transfer of title to all or any part of the Property ("Contract to Convey") or (iii) cause or permit a Change in the Proportionate Ownership (as hereinafter defined) of Grantor except as expressly permitted in this provision entitled "Prohibition on Transfer/One-Time Transfer". Any such conveyance, entering into a Contract to Convey or Change in the Proportionate Ownership of Grantor shall constitute a default under the terms of this instrument.

"Change in the Proportionate Ownership" means a change in, or the existence of a lien on, the direct or indirect ownership interests of Grantor.

Notwithstanding anything in this provision entitled "Prohibition on Transfer/One-Time Transfer", the following transfers (each a "Permitted Transfer") shall be deemed not to be a Change in the Proportionate Ownership of Grantor and shall be permitted without the prior written consent of Beneficiary:

(1)	a transfer by devise or descent or by operation of law upon the death of any individual which is a direct or indirect owner of Grantor so long as, after giving effect to such transfer, the Carroll Control Conditions (as hereinafter defined) continue to be satisfied; provided, however, that if, as a result of any such transfer, the Carroll Control Conditions are not satisfied, a transfer as a result of the death of the Key Individuals (as hereinafter defined) shall be deemed not to be a Change in the Proportionate Ownership of Grantor if the replacement of the applicable Key Individual as the individual controlling the Carroll Member (as hereinafter defined) is acceptable to Beneficiary;

(2)	a transfer (a "BR to Carroll Transfer") of the membership interests in BR Carroll DFW Portfolio JV, LLC, a Delaware limited liability company, ("Venture") the sole member of Grantor, by BR DFW Portfolio JV Member, LLC, a Delaware limited liability company, ("BR Member") to Carroll Co-Invest III DFW Portfolio, LLC, a Georgia limited liability company, ("Carroll Member") provided that the following provisions shall apply in connection with any BR to Carroll Transfer: (A) the Carroll Control Conditions remain satisfied after the BR to Carroll Transfer, (B) no default under the Loan Documents has occurred and is continuing; provided, however, if the BR to Carroll Transfer would cure the default, the BR to Carroll Transfer must occur within 60 days after all conditions in this provision entitled "Prohibition on Transfer/One-Time Transfer" have been met to Beneficiary's satisfaction; (C) Beneficiary has received copies of the BR to Carroll Transfer documents and received organizational charts reflecting the structure of Grantor prior to and after the BR to Carroll Transfer and copies of the then-current organizational documents of Grantor, including any amendments; (D) Grantor provides Beneficiary with at least 10 days prior written notice of the proposed BR to Carroll Transfer; (E) Grantor pays or reimburses Beneficiary, upon demand, for all of Beneficiary's reasonable out-of-pocket costs (including reasonable attorneys' fees) actually incurred in reviewing the proposed BR to Carroll Transfer, and (F) the Carroll Principal shall reaffirm its status as a guarantor under that certain Guarantee of Recourse Obligations of even date herewith executed by the Principals in favor of Beneficiary (the "Guarantee of Recourse Obligations") and Beneficiary will release BR Principal from all of its obligations under the Guarantee of Recourse Obligations;

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(3)	a transfer (a "Carroll to BR Transfer") of membership interests in Venture by the Carroll Member to the BR Member. The following provisions shall apply in connection with any Carroll to BR Transfer: (A) the BR Control Conditions (as hereinafter defined) remain satisfied, (B) no default under the Loan Documents has occurred and is continuing; provided, however, if the Carroll to BR Transfer would cure the default, the Carroll to BR Transfer must occur within 60 days after all conditions in this provision entitled "Prohibition on Transfer/One-Time Transfer" have been met to Beneficiary's satisfaction; (C) Beneficiary has received copies of the Carroll to BR Transfer documents and received organizational charts reflecting the structure of Grantor prior to and after the Transfer and copies of the then-current organizational documents of Grantor, including any amendments; (D) Grantor provides Beneficiary with at least 10 days prior written notice of the proposed Transfer; (E) Grantor pays or reimburses Beneficiary, upon demand, for all of Beneficiary's reasonable out-of-pocket costs (including reasonable attorneys' fees) actually incurred in reviewing the Transfer, and (F) the BR Principal shall reaffirm its status as a guarantor under the Guarantee of Recourse Obligations and Beneficiary will release the Carroll Principal from all of its obligations under the Guarantee of Recourse Obligations;

(4)	a transfer of direct or indirect interests in BR Member to one or more Affiliates of BR Principal (as hereinafter defined), provided that after such transfer the BR Control Conditions remain satisfied;

(5)	a transfer (including, without limitation, any issuance or redemption) of any direct or indirect ownership interests of Bluerock Residential Holdings, LP, a Delaware limited partnership, ("BR Operating Partnership") or any Affiliate of BR Principal which in the future is a member of BR Member or BRG DFW Portfolio, LLC, a Delaware limited liability company, provided after such transfer (i) the Affiliate of BR Principal continues to be controlled by the BR Principal or Ramin Kamfar and/or the BR Operating Partnership and BR Principal continue to be controlled by Ramin Kamfar, and (ii) the BR Control Conditions otherwise remain satisfied;

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(6)	any transfers (including, without limitation, any issuance or redemption) of direct or indirect ownership interests in Carroll Multifamily Real Estate Fund III, LP, a Delaware limited partnership, ("Carroll Multifamily Fund III") MPC Property Holdings III, LLC, a Georgia limited liability company, ("MPC Property") MPC Partnership Holdings LLC, a Georgia limited liability company, ("MPCH") or CE Fund III, LLC, a Georgia liability company, ("CE Fund III") so long as following such transfer: (A) the Carroll Control Conditions are satisfied, and (B) an entity controlled, directly or indirectly, by one of the Key Individuals owns more than 50% of the direct or indirect ownership interests of the Carroll Member; and

(7)	a transfer of direct or indirect interests in BR Member in conjunction with a sale of a majority (or all) of the outstanding shares (or partnership interests) of BR Principal or BR Operating Partnership, or a merger, combination or "roll-up" of BR Principal or BR Operating Partnership into a partnership, limited liability company, or other entity or participation in an UPREIT, DOWNREIT or similar transaction with a real estate investment trust or other entity (any of the foregoing hereinafter referred to as a "REIT Sale"), where the succeeding entity has a net worth and liquidity no less than that of BR Principal or BR Operating Partnership.

As used herein, the "Carroll Control Conditions" means that either of Josh Champion or M. Patrick Carroll (each a "Key Individual" and collectively, the "Key Individuals") will continue to control the Carroll Member and will continue to have at least the same degree of control over Grantor and Venture as it does on the date hereof (subject to the rights of the BR Member under the various organizational documents).

As used herein, the "BR Control Conditions" means that the BR Principal will continue to exercise at least the same degree of control over Grantor and Venture as it does on the date hereof (subject to the rights of the Carroll Member under the various organizational documents).

As used herein, an "Affiliate of BR Principal" means an entity which is controlled by BR Principal or Ramin Kamfar.

As used herein, "control", "controls", or "controlled by" means, with respect to an entity, the possession by another entity or individual, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

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Notwithstanding the above, provided there is then no default in the terms and conditions of any Loan Document, and upon prior written request from Grantor, Beneficiary shall not withhold its consent to a one-time transfer of all but not less than all of the Property to a single entity or individual, provided:

(i)	the Property shall have achieved Debt Service Coverage (as hereinafter defined) of at least 1.50 for the last full fiscal year and there are no junior liens on the Property;

(ii)	the transferee or an owner of the transferee (the "Creditworthy Party") has a net worth, determined in accordance with generally accepted accounting principles, of at least $50,000,000.00 with cash and cash equivalents of at least $2,500,000.00 after funding the equity needed to close the purchase and a minimum overall real estate portfolio debt service coverage ratio of 1.25 for the prior twelve (12) month period. In the event that transferee shall satisfy the financial requirements set forth in this subsection (ii), all references to Creditworthy Party in subsections (iii) through (vi) hereafter shall be deemed deleted;

(iii)	the transferee or the Creditworthy Party is experienced in the ownership and management of at least 1,500 apartment units;

(iv)	the transferee, the Creditworthy Party and all persons and entities owning (directly or indirectly) an ownership interest in the transferee or the Creditworthy Party are not (and have never been) (a) subject to any bankruptcy, reorganization or insolvency proceedings or any criminal charges or proceedings, or (b) a litigant, plaintiff or defendant in any suit brought against or by Beneficiary;

(v)	pursuant to written documentation prepared by and satisfactory to Beneficiary, the transferee assumes and the Creditworthy Party guarantees, all of the obligations and liabilities of Grantor under the Loan Documents, whether arising prior to or after the date of the transfer of the Property, and Beneficiary receives a satisfactory enforceability opinion with respect thereto from counsel approved by Beneficiary;

(vi)	the Creditworthy Party executes Beneficiary's then current form of Guarantee of Recourse Obligations, the Creditworthy Party and the transferee execute Beneficiary's then current form of Environmental Indemnity Agreement, and Beneficiary receives a satisfactory enforceability opinion with respect to the foregoing from counsel approved by Beneficiary;

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(vii)	an environmental report on the Property which meets Beneficiary's then current requirements and is updated to no earlier than ninety (90) days prior to the date of transfer, is provided to Beneficiary at least thirty (30) days prior to the date of transfer and the results of the report are satisfactory to Beneficiary at the time of transfer;

(viii)	Grantor and Principals (a) shall remain liable under the Environmental Indemnity Agreement dated of even date herewith, except for acts or occurrences after the date of transfer of the Property and (b) shall, except as provided in (a) above, be released from all obligations and liabilities under the Loan Documents;

(ix)	Beneficiary receives an endorsement to its policy of title insurance, satisfactory to Beneficiary insuring Beneficiary's lien on the Property as a first and valid lien subject only to liens and encumbrances theretofore approved by Beneficiary;

(x)	pursuant to written documentation prepared by and satisfactory to Beneficiary, the transferee (a) acknowledges that, in furtherance and not in limitation of clause (v) above, it shall be bound by the representation and warranty contained in the provision hereof entitled "Business Restriction Representation and Warranty", and (b) certifies that such representation and warranty is true and correct as of the date of transfer and shall remain true and correct at all times during the term of the Note; and

(xi)	the outstanding balance of the Note at the time of the transfer is not more than 65% of the gross purchase price of the Property payable by transferee to Borrower.

If Grantor shall make a one-time transfer pursuant to the above conditions, Beneficiary shall be paid a fee equal to one percent (1%) of the then outstanding balance of the Note at the time of transfer. The fee shall be paid on or before the closing date of such one-time transfer. At the time of such transfer, no modification of the interest rate or repayment terms or other material terms of the Note will be required except as set forth in the next paragraph.

No subsequent transfers of the Property shall be allowed and no Change in the Proportionate Ownership of transferee shall be allowed without Beneficiary's prior written consent. Notwithstanding the foregoing, Grantor and Beneficiary agree that the exceptions to the prohibition of a Change in the Proportionate Ownership of such transferee do not pertain to the organizational structure of such transferee, and accordingly, said exceptions shall be revised with changes proposed by such transferee that are reasonably acceptable to Beneficiary.

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"Debt Service Coverage" means a number calculated by dividing Net Operating Income Available for Debt Service for a fiscal period by the debt service during the same fiscal period under all indebtedness (including the Indebtedness) secured by any portion of the Property. For purposes of the preceding sentence, "debt service" means the actual debt service due under all indebtedness secured by any portion of the Property based upon an amortization schedule which is the shorter of the actual amortization schedule or 30 years (whether or not amortization is actually required) and, if an accrual loan, as if interest and principal on such indebtedness were due monthly.

"Net Operating Income Available for Debt Service" means net income (prior to giving effect to any capital gains or losses and any extraordinary items) from the Property, determined in accordance with generally accepted accounting principles, for a fiscal period, plus (to the extent deducted in determining net income from the Property):

A)	interest on indebtedness secured by any portion of the Property for such fiscal period;

B)	depreciation, if any, of fixed assets at or constituting the Property for such fiscal period;

C)	amortization of costs incurred in connection with any indebtedness secured by any portion of the Property and leasing commissions which have been prepaid;

less:

D)	if applicable, an amount (positive or negative) to offset any rent averaging adjustment resulting from adherence to FASB-13;

E)	the amortization of free rent and any other tenant concessions and promotional items not deducted in the calculation of net income above;

F)	the amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 93% of the gross leasable area in the Property;

G)	the amount, if any, by which the actual management fee is less than 3% of gross revenue during such fiscal period;

H)	the amount, if any, by which the actual real estate taxes are less than $3,621.00 per unit per annum; and

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I)	the amount, if any, by which total operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $3,579.00 per unit per annum.

All adjustments to net income referenced above shall be calculated in a manner reasonably satisfactory to Beneficiary.

Financial Statements. Grantor agrees to furnish to Beneficiary:

(A)          the following financial statements for the Property within 90 days after the close of each year of the Grantor (the "Property Financial Statements Due Date"):

(i)          an unaudited statement of operations for such fiscal year with a detailed line item break-down of all sources of income and expenses, including capital expenses broken down between leasing commissions, tenant improvements, capital maintenance, common area renovation, and expansion; and

(ii)          a current rent roll identifying location, leased area, lease begin and end dates, current contract rent, expense reimbursements, and any other recovery items; and

(iii)          an operating budget for the current fiscal year; and

(B)          the following financial statements that Beneficiary may, in Beneficiary's sole discretion, require from time to time within 20 days after receipt of a written request from Beneficiary (the "Requested Financial Statements Due Date") (provided, however, that in no event may Beneficiary make such written request more often than once in any twelve consecutive month period during the term of the Note, unless an Event of Default has occurred and is continuing):

(i)	an unaudited balance sheet for the Property as of the last day of Grantor's most recently closed fiscal year; and

(ii)	an unaudited balance sheet for Grantor as of the last day of Grantor's most recently closed fiscal year; and

(iii)	an unaudited balance sheet for each Principal as of the last day of each such Principal’s most recently closed fiscal year; and

(iv)	an unaudited statement of cash flows for the Property as of the last day of Grantor's most recently closed fiscal year; and

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(v)	an unaudited statement of cash flows for the Grantor as of the last day of Grantor's most recently closed fiscal year.

Furthermore, Grantor shall furnish to Beneficiary within 20 days after receipt of a written request from Beneficiary (the "Additional Requested Financial Statements Due Date") such reasonable financial and management information in the possession of, or accessible to, Grantor which Beneficiary reasonably determines to be useful in Beneficiary's monitoring of the value and condition of the Property, Grantor, or Principals.

The Property Financial Statements Due Date, the Requested Financial Statements Due Date, and the Additional Requested Financial Statements Due Date are each sometimes hereinafter referred to as a "Financial Statements Due Date".

Notwithstanding the foregoing, in no event shall a Financial Statements Due Date for a particular financial statement be prior to the 90th day following the close of the fiscal year covered by such financial statement.

If audited, the financial statements identified in sections (A)(i), (A)(ii), and (B)(i) through (B)(v) above shall each be prepared in accordance with generally accepted accounting principles or such other method of accounting acceptable to Beneficiary in its reasonable discretion by a certified public accountant reasonably satisfactory to Beneficiary. All unaudited statements shall contain a certification by a senior officer of Grantor stating that they have been prepared in accordance with generally accepted accounting principles or such other method of accounting acceptable to Beneficiary in its reasonable discretion and that they are true and correct in all material respects. The expense of preparing all of the financial statements required in (A) and (B) above shall be borne by Grantor.

In addition to all other remedies available to Beneficiary hereunder, at law and in equity, if any financial statement, additional information or proof of payment of property taxes and assessments is not furnished to Beneficiary as required in this provision entitled "Financial Statements" and in the provision entitled "Taxes and Special Assessments", within 30 days after Beneficiary shall have given written notice to Grantor that it has not been received as required,

(x) interest on the unpaid principal balance of the Indebtedness shall as of the applicable Financial Statements Due Date or the date such additional information or proof of payment of property taxes and assessments was due, accrue and become payable at a rate equal to the sum of the Interest Rate (as defined in the Note) plus one percent (1%) per annum (the "Increased Rate"); and

(y) Beneficiary may elect to obtain an independent appraisal and audit of the Property at Grantor's expense, and Grantor agrees that it will, upon request, promptly make Grantor's books and records regarding the Property available to Beneficiary and the person(s) performing the appraisal and audit (which obligation Grantor agrees can be specifically enforced by Beneficiary).

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Prior to the Initial Amortization Date (as defined in the Note), the amount of the payments due under the Note during the time in which the Increased Rate shall be in effect shall be increased to reflect the Increased Rate. On and after the Initial Amortization Date, the amount of payments due during the time in which the Increased Rate is in effect shall be changed to an amount which is sufficient to amortize the then unpaid balance at the Increased Rate during the then remaining portion of a period of 30 years commencing on the 10th day of the month preceding the Initial Amortization Date (the "Amortization Period Commencement Date"). Interest shall continue to accrue and be due and payable monthly at the Increased Rate until the date (the "Receipt Date") on which all of the financial statements, additional information and proof of payment of property taxes and assessments shall be received by Beneficiary. Commencing on the Receipt Date, interest on the unpaid principal balance of the Note shall again accrue at the Interest Rate. Prior to the Initial Amortization Date, the payments due during the remainder of the term of the Note shall be reduced to reflect the Interest Rate. On and after the Initial Amortization Date, the payments due during the remainder of the term of the Note shall be changed to an amount which is sufficient to amortize the then unpaid principal balance at the Interest Rate during the then remaining portion of a period of 30 years commencing with the Amortization Period Commencement Date. Notwithstanding the foregoing, Beneficiary shall have the right to conduct an independent audit at its own expense at any time (upon not less than five (5) business days prior written notice) provided, however, in no event shall Beneficiary conduct such audit more often than once in any twelve consecutive month period during the term of the Note unless an Event of Default has occurred.

Compliance With Water Regulations. Grantor agrees to abide by all the statutes of the state in which the Property is located and the rules and regulations of any and all federal, state and local authority having jurisdiction over the use and distribution of water or water resources, and shall not transfer, sell, assign or relinquish the water rights now held or hereafter acquired covering the Property without the written consent of the Beneficiary.

Property Management. The management company for the Property shall be satisfactory to Beneficiary. Beneficiary acknowledges and agrees that Carroll Management Group, LLC, a Georgia limited liability company, is a satisfactory management company. Any change in the management company without the prior written consent of Beneficiary shall constitute a default under this instrument.

Deposits by Grantor. To assure the timely payment of real estate taxes and special assessments (including personal property taxes, if appropriate), upon the occurrence of an Event of Default, Beneficiary shall thenceforth have the option to require Grantor to deposit monthly payments with Beneficiary in an amount equal to the previous year's actual property taxes and any known special assessments for the next year divided by 12 with the first deposit to be twice said amount. If at any time the funds so held by Beneficiary shall be insufficient to pay any of said expenses, Grantor shall, upon receipt of notice thereof, immediately deposit such additional funds as may be necessary to remove the deficiency. All funds so deposited shall be irrevocably appropriated to Beneficiary and shall be used either for the payment of such real estate taxes and special assessments or, at the option of Beneficiary after an Event of Default, the Indebtedness with the prepayment fee due thereunder. Beneficiary may deduct from any amounts so held, any fees, costs or expenses actually incurred in connection with holding such amounts and/or paying amounts to taxing authorities or other parties, including, without limitation any fees, costs or expenses associated with paying amounts via e-check or electronically.

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Notices. Any notices, demands, requests and consents permitted or required hereunder or under any other Loan Document shall be in writing, may be delivered personally or sent by certified mail with postage prepaid or by reputable courier service with charges prepaid. Any notice or demand sent to Grantor by certified mail or reputable courier service shall be addressed to Grantor at c/o Carroll Organization, 3340 Peachtree Road NE, Suite 2250, Atlanta, GA, 30326, Attn: Eddy Chan, together with a required copy c/o Bluerock Real Estate, LLC, 712 Fifth Avenue, New York, NY, 10019, Attn: Jordon Ruddy and Michael Konig, Esq., or such other address in the United States of America as Grantor shall designate in a notice to Beneficiary given in the manner described herein. Any notice sent to Beneficiary by certified mail or reputable courier service shall be addressed to The Northwestern Mutual Life Insurance Company to the attention of the Real Estate Investment Department at 720 East Wisconsin Avenue, Milwaukee, WI, 53202, or at such other addresses as Beneficiary shall designate in a notice given in the manner described herein. Any notice given to Beneficiary shall refer to the Loan No. set forth above. Any notice or demand hereunder shall be deemed given when received. Any notice or demand which is rejected, the acceptance of delivery of which is refused or which is incapable of being delivered during normal business hours at the address specified herein or such other address designated pursuant hereto shall be deemed received as of the date of attempted delivery.

Modification of Terms. Without affecting the liability of Grantor or any other person (except any person expressly released in writing) for payment of the Indebtedness or for performance of any obligation contained herein and without affecting the rights of Beneficiary with respect to any security not expressly released in writing, Beneficiary may, at any time and from time to time, either before or after the maturity of the Note, without notice or consent: (i) release any person liable for payment of all or any part of the Indebtedness or for performance of any obligation; (ii) make any agreement extending the time or otherwise altering the terms of payment of all or any part of the Indebtedness, or modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof; (iii) exercise or refrain from exercising or waive any right Beneficiary may have; (iv) accept additional security of any kind; (v) release or otherwise deal with any property, real or personal, securing the Indebtedness, including all or any part of the Property.

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Exercise of Options. Whenever, by the terms of this instrument, of the Note or any of the other Loan Documents, Beneficiary is given any option, such option may be exercised when the right accrues, or at any time thereafter, and no acceptance by Beneficiary of payment of Indebtedness in default shall constitute a waiver of any default then existing and continuing or thereafter occurring.

Nature and Succession of Agreements. Each of the provisions, covenants and agreements contained herein shall inure to the benefit of, and be binding on, the heirs, executors, administrators, successors, grantees, and assigns of the parties hereto, respectively, and the term "Beneficiary" shall include the owner and holder of the Note.

Legal Enforceability. No provision of this instrument, the Note or any other Loan Documents shall require the payment of interest or other obligation in excess of the maximum permitted by law. If any such excess payment is provided for in any Loan Documents or shall be adjudicated to be so provided, the provisions of this paragraph shall govern and Grantor shall not be obligated to pay the amount of such interest or other obligation to the extent that it is in excess of the amount permitted by law.

Limitation of Liability. Notwithstanding any provision contained herein to the contrary, the personal liability of Grantor shall be limited as provided in the Note.

Miscellaneous. Time is of the essence in each of the Loan Documents. The remedies of Beneficiary as provided herein or in any other Loan Document or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Beneficiary, and may be exercised as often as occasion therefor shall occur; and neither the failure to exercise any such right or remedy nor any acceptance by Beneficiary of payment of Indebtedness in default shall in any event be construed as a waiver or release of any right or remedy. Neither this instrument nor any other Loan Document may be modified or terminated orally but only by agreement or discharge in writing and signed by Grantor and Beneficiary. If any of the provisions of any Loan Document or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of such Loan Document and each of the other Loan Documents, and the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of each of the Loan Documents shall be valid and enforceable to the fullest extent permitted by law.

Waiver of Jury Trial. Grantor hereby waives any right to trial by jury with respect to any action or proceeding (a) brought by Grantor, Beneficiary or any other person relating to (i) the obligations secured hereby and/or any understandings or prior dealings between the parties hereto or (ii) the Loan Documents or the Environmental Indemnity Agreement, or (b) to which Beneficiary is a party.

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Captions. The captions contained herein are for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect this instrument.

Governing Law. This instrument, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the state in which the Property is located.

(Remainder of page intentionally left blank;

Signature and Acknowledgment of Grantor follows on next page)

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IN WITNESS WHEREOF, this instrument has been executed by the Grantor as of the day and year first above written.

BR CARROLL KELLER CROSSING, LLC,
a Delaware limited liability company

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title: Authorized Signatory

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

BEFORE ME, the undersigned authority, on this day personally appeared Jordan Ruddy, known to me to be the person whose name is subscribed to the foregoing instrument, and known to me to be the Authorized Signatory of BR CARROLL KELLER CROSSING, LLC, a Delaware limited liability company, and acknowledged to me that he or she executed said instrument for the purposes and considerations therein expressed, and as the act of said limited liability company.

GIVEN under my hand and official seal, this 23rd day of October, 2015.

/s/ Sharjana Rohman
Sharjana Rohman, Notary Public

My commission expires: January 30, 2016

[Notary Seal]

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EXHIBIT "A"

(Description of Property)

BEING 19.729 acres of land situated in the John Edmonds Survey, Abstract Number 457 and being all of Lot 1, Block 1, The Sovereign Addition, an addition to the City of Fort Worth, recorded in instrument number D213119066 of County Records, Tarrant County, Texas and being all of those tracts of land (TRACT 1 and TRACT 2) described in deed to FW Tarrant Partners, LLC, recorded in instrument number D212119066 of said County Records and being more particularly described by metes and bounds as follows:

TRACT 1

BEING a tract of lands situated in the John Edmonds Survey, Abstract Number 457, City of Fort Worth, Tarrant County, Texas and being all that certain tract (TRACT 1) of land described in deed to Fw Tarrant Partners, LLC recorded in Instrument Number D212074583 of County Records, Tarrant county, Texas and being more particularly described by metes and bounds as follows:

BEGINNING at a railroad spike, found at the southeast corner of said Lot 1, Block 1, being the Southeast corner of said Tract 1 and being the Southwest corner Lot 1, Block A of Aventine at Parkway, an addition to the City of Fort Worth recorded in Cabinet "A", Slide 9634 of said County Records and being in the North right-of-way of North Tarrant Parkway (a 200 foot public right-of-way);

THENCE S 89°36'34" W, 645.08 feet, with said North right-of-way, to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found at the Southwest corner of said Lot 1, Block 1;

THENCE N 00°04'12" W, 1017.37 feet, departing said North right-of-way, to a 5/8 inch iron rod with plastic cap, stamped "Peleton" found in North line of said Lot 1, Block 1 and being in the South line of Lot 8, Block 3, of Vineyards at Heritage, an addition to the City of Fort Worth, recorded in Cabinet "A", Slide 6724 of said County Records;

THENCE N 42°31'20" E, 3.71 feet with said common line, to a 5/8 inch iron rod with plastic cap stamped "Carter & Burgess", found;

THENCE N 56°28'50" E, 599.66 feet, continuing with said common line, to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found;

THENCE N 46°57'14" E, 40.36 feet, to a 5/8 inch iron rod with plastic cap stamped "Carter & Burgess", found at the Northerly Northeast corner of said Lot 1, Block 1 and being the Northwest corner of Lot 25x, Block 17 of Valley Brook, an addition to the City of Fort Worth, recorded in Instrument Number D212271248 of said County Records;

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THENCE S 60°30'46" E, 121.09 feet, to a 5/8 inch iron rod, with plastic cap stamped "Carter & Burgess", found at the Northwest corner of aforesaid Lot 1, Block A, Aventine at Parkway addition;

THENCE S 00°23'26" E, 1314.83 feet with the west line of said Lot 1, Block A, to the POINT OF BEGINNING and containing 781,651 square feet or 17.944 acres of land more or less.

TRACT 2

COMMENCING at a railroad spike, found at the Southeast corner of said Lot 1, Block 1, being the Southeast corner of said Tract 1 and being the Southwest corner Lot 1, Block a of Aventine at Parkway, an addition to the City of Fort Worth recorded in Cabinet "A", Slide 9634 of said county records and being in the north right-of-way of north Tarrant Parkway (a 200 foot public right-of-way);

THENCE S 89°36'34" W, 645.08 feet, with said North right-of-way, to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found at the Southwest corner of said Lot 1 Block 1;

THENCE N 00°04'12" W, 456.15 feet, departing said North right-of-way, with the west line of said Lot 1, Block 1, Sovereign Addition, to a 5/8 inch iron rod with plastic cap, stamped "Peloton" found at the South corner of aforementioned tract 2 for the POINT OF BEGINNING;

THENCE N 46°55'14" W, 379.84 feet, to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found;

THENCE N 42°31'20" E, 409.47 feet to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found;

THENCE S 00°04'12" E, 561.22 feet to the POINT OF BEGINNING and containing 77,762 square feet or 1.785 acres of land, more or less.

TRACT 3: Easement Estate

Together with non-exclusive, perpetual easements for pedestrian and vehicular ingress and egress, landscaping maintenance, and temporary construction granted in the Access Easement and Maintenance Agreement recorded as Instrument No. D212074584, Real Property Records, Tarrant County, Texas, as amended by First Amendment to Access Easement and Maintenance Agreement recorded February 28, 2014 under Tarrant County Clerk's File Number D214039440 Official Public Records of Tarrant County, Texas.

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FOR INFORMATIONAL PURPOSES ONLY:

TAX ID NO. 41652207

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